Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of AudioCodes Ltd. and to the incorporation by reference therein of our reports dated June 28, 2010, with respect to the consolidated financial statements of AudioCodes Ltd. for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of AudioCodes Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay and Kasierer

Tel Aviv, Israel	KOST, FORER, GABBAY AND KASIERER

February 15, 2011	A member of Ernst & Young Global